247MGI Releases Terms of Acquisition

FORT LAUDERDALE, Fla., Sept. 6, 2007 (PRIME NEWSWIRE) -- 247MGI Inc. (Other OTC:TOFS.PK - News) (``247MGI'') announced on Friday August 31, 2007 that it had acquired the assets of a South Florida Media company for restricted common stock from our CEO Officer Matthew Dwyer.

247MGI paid $80,000 in restricted common stock to 247 Media Holdings, LLC a company controlled by Matthew P. Dwyer our CEO. The price used to determine the number of shares issued was $.032 the closing price for Thursday, August 30, 2007.

In other news one of the Company's legal matters will be resolved by the end of September, which at the same time will cause a reduction in the amount of outstanding liabilities of the Company.

247MGI will be filing an 8K with this information as well as the record date for a shareholders meeting to discuss Company business and vote on the reduction of authorized shares to 100 million or less.

247MGI Inc. is a full service multimedia company, a one-stop media and advertising company that assists its clients by creating marketing materials utilizing technology driven media formats for the distribution of information worldwide. The company utilizes the Internet to deliver its content more efficiently and at a higher standard than its competition. 247MGI has developed and continues to create unique programs to include ``LIVE'' as well as streaming video content which will be delivered in high resolution through the web.

This media release may contain forward-looking statements regarding but not limited to management, market potential, distributor success, market size, international sales, including statements regarding the intent, belief or current expectations of 247MGI Inc and uncertainties that could materially affect actual results. Investors should refer to documents that the Company intends to file with the SEC for a description of certain factors that could change actual results. Investors should refer to factors that could cause actual results to vary from current expectations and the forward looking statements contained in this media release.

Contact:
247MGI Inc.
Matt Dwyer, Chairman and CEO
954-323-2516
mdwyer@247mgi.com